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                                                                    EXHIBIT 21


                       Subsidiaries of the Registrant


American Samoa License, Inc. (American Samoa)

American Samoa Telecom, LLC (Georgia)

Blue Sky Communications Foreign Holding Company 1 Ltd. (British Virgin Islands)

Blue Sky Communications Foreign Holding Company 2 Ltd. (British Virgin Islands)

Blue Sky Communications Illinois, Inc. (Georgia)

Blue Sky Communications International Ltd. (British Virgin Islands)

Blue Sky Communications USA, Inc. (Georgia)

Blue Sky Communications US Virgin Islands, Inc. (Georgia)

Blue Sky Communications US Virgin Islands, LLC (United States Virgin Islands)

Blue Sky Communications West Virginia, Inc. (Georgia)

Blue Sky Communications Wisconsin, Inc. (Georgia)

Blue Sky Comunicacoes do Brazil Ltda. (Brazil)

Blue Sky Holdings do Brazil Ltda. (Brazil)

Cel*Star Caribbean, Inc. (Delaware)

Cel*Star (Guyana), Inc. (Guyana)